News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Second Quarter Fiscal Year 2005 Results

CHICAGO, December 2, 2004 — Methode Electronics, Inc. (Nasdaq: METH) a global manufacturer of electronic component and subsystem devices, today announced operating results for the fiscal 2005 second quarter ended October 31, 2004.

Methode reported second quarter fiscal year 2005 net sales of $99.7 million and net income of $6.5 million, or $0.18 per share. This compares with net sales of $94.5 million and net income of $6.5 million, or $0.18 per share, in the second quarter of fiscal year 2004.

Included in the results for the quarter was a charge of $0.8 million, for the impairment of certain assets and other expenses related to the closure of our manufacturing facility in Singapore and $0.5 million for the cost of relocating automotive molding tools from an insolvent supplier, a total of two cents per share. Even with these charges, cost of goods sold as a percentage of sales was reduced one percentage point over last year’s same quarter. Customer paid tooling sales this quarter were $1.6 million compared to $3.8 million in the year ago period. Excluding the customer paid tooling, product sales were $98.1 million in this year’s second quarter compared to $90.7 million in the same quarter last year.

In the first six months of fiscal 2005, net sales were $184.8 million compared to $172.5 million from the same period last year. Net income was $11.1 million in the first half of this fiscal year or $0.31 per share compared to $10.7 million reported in the first half of fiscal 2004, representing $0.30 per share. Methode achieved a one percentage point reduction in cost of goods sold, as a percentage of sales, for the first six months of fiscal year 2005, compared to last year’s first six months. For the first six months of fiscal 2005, tooling sales were $1.9 million compared to $3.9 million in the first six-month period of fiscal 2004. Excluding tooling, product sales for the first six months of fiscal 2005 were $182.9 million compared to $168.6 million in the same period last year.

Commenting on the results, Donald W. Duda, President and Chief Executive Officer for Methode Electronics stated, “We concluded the second quarter in line with our expectations. Our operations are doing well in their continuous improvement efforts, most notably our automotive business. We have begun the initial implementation phase of lean manufacturing processes in additional facilities to further enhance efficiencies. As part of our fiscal 2006 operating plan, we will broadly commence lean manufacturing initiatives across all Methode facilities.”

Selling and administrative expense represented 12.8 percent of net sales in the second quarter of fiscal 2005 compared to 11.3 percent in the second quarter of last year. The majority of this increase is due to expenses, such as, amortization of restricted stock awards issued in the first quarter of fiscal 2005, corporate governance and Sarbanes-Oxley compliance initiatives, increased sales costs in the connectivity business and increased research and development costs in automotive.

Methode expects to achieve third quarter fiscal 2005 sales between $80 million and $85 million and earnings per share in the range of $0.10 to $0.12. The Company is modifying its sales guidance for fiscal year 2005 to between $370 million and $380 million, from sales of $385 million previously announced due to weaker domestic vehicle production schedules and reduced tooling sales. Earnings per share remains between $0.65 and $0.70 for the fiscal year.

Conference Call

As previously announced, the Company will conduct a conference call led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on December 2, 2004 at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031. A telephone replay of the call will be available for seven days, by dialing 877-660-6853 and using the playback account number 1628 and conference ID number 125508.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated December 2, 2004, containing information on Methode’s second quarter reporting period for fiscal 2005, and offering guidance for its third quarter and full year reporting periods for fiscal 2005, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward- looking statements in this press release are subject to the safe harbor protection provided under the securities law. All information in this press release is as of December 2, 2004. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations

.Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended October 31,
	2004	2003

Net sales	$99,743	$94,502
Other income	190	731
Cost of products sold	77,835	75,228
Selling and administrative expenses	12,729	10,669
Income from operations	9,369	9,336
Interest, net	249	52
Other, net	(174)	38
Income before income taxes	9,444	9,426
Income taxes	2,935	2,970
Net income	6,509	6,456
Basic and Diluted Earnings per Common Share	$0.18	$0.18
Average Number of Common Shares outstanding:
Basic	35,699	35,714
Diluted	36,041	36,032
	Six Months Ended October 31,
	2004	2003

Net sales	$184,764	$172,460
Other income	845	1,350
Cost of products sold	145,617	138,028
Selling and administrative expenses	24,117	19,789
Income from operations	15,875	15,993
Interest, net	362	239
Other, net	(137)	(540)
Income before income taxes	16,100	15,692
Income taxes	5,000	4,945
Net income	11,100	10,747
Basic and Diluted Earnings per Common Share	$0.31	$0.30
Average Number of Common Shares outstanding:
Basic	35,612	35,945
Diluted	35,922	36,219

Certain prior year amounts have been reclassified to conform to the current year presentation.

Summary Balance Sheets
(In thousands)
	October 31,	April 30,
	2004	2004

	(Unaudited)
Cash	$67,929	$61,757
Accounts receivable — net	66,192	65,360
Inventories	36,064	29,207
Other current assets	12,789	13,031

Total Current Assets	182,974	169,355
Property, plant and equipment — net	91,419	87,755
Goodwill — net	21,574	19,559
Intangible assets — net	22,209	24,266
Other assets	13,550	13,253

Total Assets	$331,726	$314,188

Accounts and notes payable	$26,434	$28,542
Other current liabilities	31,198	28,718

Total current liabilities	57,632	57,260
Other liabilities	8,585	8,344
Shareholders’ equity	265,509	248,584

Total Liabilities and Shareholders’ Equity	$331,726	$314,188

Summary Statements of Cash Flows (Unaudited)
(In thousands)
	Six Months Ended October 31,
	2004	2003

Operating Activities:
Net income	$11,100	$10,747
Provision for depreciation and amortization	10,683	10,078
Other	(4,853)	(2,743)

Net Cash Provided by Operating Activities	16,930	18,082
Investing Activities:
Purchases of property, plant and equipment	(10,312)	(7,378)
Acquisitions	(2,671)	(1,956)
Collection of note receivable from related party	—	6,000
Other	(95)	3

Net Cash Used in Investing Activities:	(13,078)	(3,331)
Financing Activities
Purchase and retirement of Class B shares	—	(17,063)
Options exercised	4,456	2,144
Dividends	(3,581)	(3,608)
Other	—	(78)

Net Cash Provided by (Used in) Financing Activities	875	(18,605)
Effect of foreign exchange rate changes on cash	1,445	927

Increase (Decrease) in Cash and Cash Equivalents	6,172	(2,927)
Cash and cash equivalents at beginning of period	61,757	64,261

Cash and Cash Equivalents at End of Period	$67,929	$61,334